UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2022

U.S. ENERGY CORP.

(Exact name of registrant as specified in its charter)

Wyoming	000-06814	83-0205516
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Bering Drive, Suite 100, Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	USEG	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Ryan Smith Employment Agreement

On May 5, 2022, U.S. Energy Corp. (“U.S. Energy”, the “Company”, “we” and “us”) entered into an Employment Agreement with Mr. Ryan L. Smith, our Chief Executive Officer. Mr. Smith had been party to an employment agreement with the Company after his prior employment agreement dated March 5, 2020 expired pursuant to its terms on January 1, 2022.

The agreement, which provides for Mr. Smith to continue to serve as our Chief Executive Officer and “principal financial officer” (as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended), has an initial term expiring January 1, 2024, subject to automatic one-year renewals thereafter in the event neither party provides the other at least 60 days prior written notice of their intention not to renew the terms of the agreement.

Pursuant to the terms of the agreement, Mr. Smith’s annual compensation package includes (1) an annual base salary of $300,000 and (2) an annual cash bonus based on individual and Company performance. The annual cash bonus is based on the Compensation Committee’s evaluation of the condition of the Company’s business, the results of operations, Mr. Smith’s individual performance for the performance period, the satisfaction by Mr. Smith or the Company of goals and milestones, including goals based on performance objectives, as may be established by compensation committee, or any combination of the foregoing. The agreement sets a “Target Cash Bonus” in the amount of 100% of Mr. Smith’s annual base salary; provided, however, that the annual cash bonus in any year may vary substantially from the Target Cash Bonus amount, and no annual cash bonus is guaranteed.

Mr. Smith is also eligible to receive long-term equity incentive grants pursuant to our equity compensation plans. Such grants, which may be in the form of restricted stock, restricted stock units, options or other equity consideration as allowed pursuant to the terms of such equity incentive plan(s), shall be made at the timing and discretion of our compensation committee and shall contain such terms, vesting provisions and performance criteria as our compensation committee, in its sole discretion, may determine. Mr. Smith is also entitled to participate in health insurance, retirement plans, directors’ and officers’ insurance coverage and other benefit programs provided to other senior executives of the Company.

Separate from the above, the Board of Directors or Compensation Committee of the Board of Directors may award Mr. Smith discretionary bonuses in cash, common stock, or other forms of equity consideration, in their discretion. Mr. Smith’s salary under the agreement may also be increased from time to time, in the discretion of the Compensation Committee or Board of Directors (with the recommendation of the Compensation Committee), which increases in salary are not required to be reflected in an amendment to the agreement.

We may terminate Mr. Smith’s employment (a) for “cause” (which is defined to include a material breach of the terms and conditions of the agreement, Mr. Smith’s act(s) of gross negligence or willful misconduct in the course of his employment that is injurious to the Company or its affiliates and subsidiaries, willful failure or refusal to perform in any material respect Mr. Smith’s duties or responsibilities, misappropriation of any assets of the Company or its affiliates and subsidiaries, embezzlement or fraud committed by or at the direction of Mr. Smith, or Mr. Smith’s conviction of, or pleading “guilty” or “no contest” to a felony under state or federal law); provided, however, prior to any such termination by us for “cause” due to a material breach of the terms and conditions of the agreement or Mr. Smith’s act(s) of gross negligence or willful misconduct in the course of his employment, we must first advise Mr. Smith in writing and provide him 60 days to cure; (b) in the event Mr. Smith suffers a physical or mental disability which renders him unable to perform his duties and obligations for either 90 consecutive days or 120 days in any six-month period; (c) for any reason without “cause”; or (d) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above. The agreement also automatically terminates upon the death of Mr. Smith.

Mr. Smith may terminate his employment (a) for “good reason” (meaning, without Mr. Smith’s consent, the failure of the Company to pay any compensation pursuant to the agreement when due or to perform any other obligation of the Company under the agreement or the relocation of the Company’s principal corporate offices by more than fifty (50) miles from Houston, Texas); provided, however, prior to any such termination by Mr. Smith for “good reason”, Mr. Smith must first advise us in writing (within 90 days of the occurrence of such event) and provide us 30 days to cure; (b) for any reason without “good reason”; and (c) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above.

If Mr. Smith’s employment is terminated pursuant to his death or disability, Mr. Smith or his estate or his beneficiaries, as the case may be, will be entitled to receive (i) any accrued but unpaid base salary through the date of termination, any unpaid or unreimbursed expenses incurred in accordance with the terms of the agreement, any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein, and reasonable relocation costs, to the extent unpaid or unreimbursed) within 30 days after termination (collectively, the “Accrued Liabilities”); (ii) any unpaid annual cash bonus in respect of any completed fiscal year that has ended prior to the date of such termination, with such amount determined based on actual performance during such fiscal year as determined by our board’s compensation committee on the sixtieth day following termination; (iii) a lump sum payment of any non-discretionary annual cash bonus that would have been payable based on actual performance with respect to the year of termination in the absence of Mr. Smith’s death or disability, pro-rated for the period that Mr. Smith worked prior to his death or disability, and payable at the same time as the bonus would have been paid in the absence of Mr. Smith’s death or disability; and (iv) immediate vesting of any and all equity or equity-related awards previously awarded to Mr. Smith, irrespective of the type of award.

If Mr. Smith’s employment is terminated without “good reason” by Mr. Smith, or by us for “cause”, Mr. Smith is entitled to all Accrued Obligations, which amount must be paid within thirty days from the date of such termination, and any equity awards or equity-related awards that are not vested as of the date of termination will be cancelled.

If Mr. Smith’s employment is terminated by Mr. Smith for “good reason”, or by us without “cause” (other than due to death or disability), Mr. Smith will be paid, in lump sum on the sixtieth day following such termination, (i) the Accrued Obligations; (ii) any unpaid annual cash bonus in respect of any completed fiscal year that has ended prior to the date of such termination with such amount determined based on actual performance during such fiscal year as determined by the compensation committee; (iii) a lump sum cash payment equal to twelve months’ compensation at the sum of Mr. Smith’s base salary and Target Cash Bonus; (iv) a lump sum cash payment equal to the value of any non-discretionary annual cash bonus that would have been payable based on actual performance, pro-rated for the period Mr. Smith worked prior to termination; (v) for up to twelve (12) months, a monthly cash payment equal to the percentage of Mr. Smith’s health care premium costs covered by the Company as of the date of termination (provided that the Company is obligated to provide only such continuation of insurance benefits as it is required and can legally provide under its health insurance contract) of the monthly COBRA premium cost applicable to Mr. Smith, if Mr. Smith or his dependents is eligible, elects and continues COBRA coverage, or similar coverage as provided by similar state law; and (vi) immediate vesting of any and all equity or equity-related awards previously awarded to Mr. Smith that vest solely on the service of Mr. Smith. Any equity awards that vest based on various performance metrics will be vested only if such performance metrics have been met at the time of termination of service.

As a condition precedent to payment of any severance payments under the agreement (other than payment of any Accrued Obligations) (the “Severance Benefits”), Mr. Smith or his estate, as applicable, shall execute and shall not rescind, a release in favor of the Company and its affiliates and all related companies, individuals, and entities, in a form satisfactory to the Company, and any revocation period applicable to such release must have expired as of the sixtieth (60th) day following his termination of employment.

In the event that Mr. Smith’s employment is terminated by us without “cause” or by Mr. Smith for “good reason” upon a Change of Control or during the 24-month period following a Change of Control, we are required to pay Mr. Smith (i) the same payments and benefits which Mr. Smith is entitled to receive in connection with a termination without “cause” (as discussed above), plus (ii) a lump-sum cash payment equal to 2.0 times the sum of Mr. Smith’s base salary and Target Cash Bonus in effect on the date of the Change of Control. In addition, our compensation committee, in its sole discretion, may award an additional cash bonus related to the Change of Control transaction, if the terms of the transaction are deemed to be significantly favorable to the Company. “Change of Control” for the purposes of the agreement means (i) a “change of control event” with respect to the Company, within the meaning of Treas. Reg. §1.409A-3(i)(5), or (ii) a merger, consolidation, or reorganization of the Company with or involving any other entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. The Change of Control payment obligations will continue to apply for the 24-month period following a Change of Control, without regard to whether the agreement is renewed following such Change of Control.

The agreement contains standard assignment of inventions, indemnification and confidentiality provisions and prohibits Mr. Smith from competing against us during the term of the agreement and for a period of six months after the termination of the agreement in any county in the United States where the Company holds mineral lease interests. In addition, for a period of twelve months after the termination of the agreement, Mr. Smith is prohibited from directly or indirectly (i) inducing any employee of the Company and its affiliates to leave the employ of the Company or its affiliates, (ii) hiring any employee or consultant of the Company or its affiliates within six months after the termination of such individual’s employment or consulting relationship with the Company or its affiliates, or (iii) inducing or attempting to induce any customer, supplier, subcontractor, licensee or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate.

The foregoing summary of the agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1, which agreement is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	May 5, 2022 Employment Agreement between U.S. Energy Corp. and Ryan L. Smith
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

By:	/s/ Ryan L. Smith
Ryan L. Smith
Chief Executive Officer

Dated:	May 5, 2022